                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                           INFORMATION TO BE INCLUDED
                         IN STATEMENTS FILED PURSUANT TO
                  RULES 13D-1(b), (c) AND (d) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)

                               (AMENDMENT NO. 3)*

                                  ARQULE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   042 69E 107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

      -------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |_|   Rule 13d-1(b)

            |_|   Rule 13d-1(c)

            |_|   Rule 13d-1(d)

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

--------------------------------------------------------------------------------
     CUSIP 042 69E 107                 13G                   Page 2 of 13
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Sevin Rosen Fund IV L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [   ]
                                                                   (b)  [   ]
--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
     NUMBER OF SHARES            0
    BENEFICIALLY OWNED
    BY EACH REPORTING      -----------------------------------------------------
       PERSON WITH         6     SHARED VOTING POWER
                                 0
                           -----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER
                                 0
                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                             [  ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       None
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
     CUSIP 042 69E 107                 13G                   Page 3 of 13
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       SRB Associates IV L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [   ]
                                                                   (b)  [   ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
     NUMBER OF SHARES            0
    BENEFICIALLY OWNED
    BY EACH REPORTING      -----------------------------------------------------
       PERSON WITH         6     SHARED VOTING POWER
                                 -0-
                           -----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER
                                 0
                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                             [  ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       None
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
     CUSIP 042 69E 107                 13G                   Page 4 of 13
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Jon W. Bayless

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [   ]
                                                                   (b)  [   ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
     NUMBER OF SHARES            76,325
    BENEFICIALLY OWNED
    BY EACH REPORTING      -----------------------------------------------------
       PERSON WITH         6     SHARED VOTING POWER
                                 0
                           -----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER
                                     76,325
                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       76,325
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                             [  ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       .6%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
     CUSIP 042 69E 107                 13G                   Page 5 of 13
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Stephen M. Dow

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [   ]
                                                                   (b)  [   ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
     NUMBER OF SHARES            14,500
    BENEFICIALLY OWNED
    BY EACH REPORTING      -----------------------------------------------------
       PERSON WITH         6     SHARED VOTING POWER
                                     84,027
                           -----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER
                                     14,500
                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                     84,027
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       98,527
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                             [  ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       .8%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
     CUSIP 042 69E 107                 13G                   Page 6 of 13
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       John V. Jaggers

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [   ]
                                                                   (b)  [   ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
     NUMBER OF SHARES            54,314
    BENEFICIALLY OWNED
    BY EACH REPORTING      -----------------------------------------------------
       PERSON WITH         6     SHARED VOTING POWER
                                 0
                           -----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER
                                 54,314
                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       54,314
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                             [  ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       .4%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
     CUSIP 042 69E 107                 13G                   Page 7 of 13
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Charles H. Phipps

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [   ]
                                                                   (b)  [   ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
     NUMBER OF SHARES            69,780
    BENEFICIALLY OWNED
    BY EACH REPORTING      -----------------------------------------------------
       PERSON WITH         6     SHARED VOTING POWER
                                 4,250
                           -----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER
                                 69,780
                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 4,250
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       74,030
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                             [  ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       .6%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
     CUSIP 042 69E 107                 13G                   Page 8 of 13
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Jennifer Gill Roberts

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [   ]
                                                                   (b)  [   ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
     NUMBER OF SHARES            0
    BENEFICIALLY OWNED
    BY EACH REPORTING      -----------------------------------------------------
       PERSON WITH         6     SHARED VOTING POWER
                                 0
                           -----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER
                                 0
                           -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                             [  ]


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       None
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

            (A)   NAME OF ISSUER.

            ArQule, Inc., a Delaware corporation (the "Issuer").

            (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The Issuer's principal executive offices are located at 200 Boston Avenue, Medford, Massachusetts 02155.

ITEM 2.

            (A)   NAMES OF PERSONS FILING.

            This statement is filed by the following persons: (i) Sevin Rosen Fund IV L.P. ("SR IV"); (ii) SRB Associates IV L.P. ("SRB IV"); (iii) Jon W. Bayless ("Bayless"); (iv) Stephen M. Dow ("Dow"); (v) John V. Jaggers ("Jaggers"); (vi) Charles H. Phipps ("Phipps"); and (vii) Jennifer Gill Roberts ("Roberts"). SRB IV is the general partner of SR IV. Bayless, Dow, Jaggers, Phipps and Roberts are the general partners of SRB IV.

            (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            The principal business office of each of SR IV, SRB IV, Bayless, Jaggers, and Phipps is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, Texas 75240. The principal business office of Dow and Roberts is 169 University Avenue, Palo Alto, California 94301.

            (C)   CITIZENSHIP.

            SR IV and SRB IV are each Delaware limited partnerships. Bayless, Dow, Jaggers, Phipps and Roberts are each U.S. citizens.

            (D)   TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.

            (E)   CUSIP NUMBER.

            042 69E 107
ITEM 3.

            This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.     OWNERSHIP.

            (A)   AMOUNT BENEFICIALLY OWNED.

                      (i) Each of SR IV, SRB IV and Roberts beneficially owns no shares of Common Stock.

                      (ii) Bayless beneficially owns 76,325 shares of Common Stock.

                      (iii)   Dow beneficially owns 98,527 shares of Common
                              Stock.

                      (iv) Jaggers beneficially owns 54,314 shares of Common Stock.

                      (v) Phipps beneficially owns 74,030 shares of Common Stock.

            (B)   PERCENT OF CLASS.(1)

                      (i)   SR IV and SRB IV - none

                      (ii)  Bayless  - .6%

                      (iii) Dow - .8%

                      (iv)  Jaggers  - .4%

                      (v)   Phipps - .6%

            (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

                     (i) SR IV, SRB IV and Roberts have no sole or shared power to vote or dispose or to direct the vote or disposition of any shares of Common Stock.

                     (ii) (a)  Bayless has sole power to vote or dispose or
                               to direct the vote or disposition of 76,325 shares of Common Stock.

                          (b) Bayless has shared power to vote or dispose or to direct the vote or disposition of no shares of Common Stock.

                     (iii)(a) Dow has sole power to vote or dispose or to direct the vote or disposition of 14,500 shares of Common Stock.

                          (b) Dow has shared power to vote or dispose or to direct the vote or disposition of 84,027 shares of Common Stock.

                     (iv) (a)  Jaggers has sole power to vote or dispose or
                               to direct the vote or disposition of 54,314 shares of Common Stock.

                          (b) Jaggers has shared power to vote to dispose or to direct the vote or disposition of no shares of Common Stock.

                       (v)(a) Phipps has sole power to vote or dispose or to direct the vote or disposition of 69,780 shares of Common Stock.

                          (b) Phipps has shared power to vote or dispose or to direct the vote or disposition of 4,250 shares of Common Stock.

     -----------------
     (1) According to the most recently available filing with the Securities and Exchange Commission in which such number is required to be indicated.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                        SIGNATURES/SIGNED IN COUNTERPART

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                         SEVIN ROSEN FUND IV L.P.

                                         By: SRB Associates IV L.P.,
                                             General Partner

Dated: February 14, 2000                 By:   /S/ JOHN V. JAGGERS
                                            ----------------------
                                            John V. Jaggers, a General Partner

                                         SRB ASSOCIATES IV L.P.

Dated: February 14, 2000                 By:   /S/ JOHN V. JAGGERS
                                            ----------------------
                                            John V. Jaggers, a General Partner

Dated: February 14, 2000                       /S/ JOHN V. JAGGERS
                                            -------------------------
                                            Jon W. Bayless, by John V. Jaggers,
                                            Attorney-in-Fact

Dated: February 14, 2000                       /S/ JOHN V. JAGGERS
                                            -------------------------
                                            Stephen M. Dow, by John V. Jaggers,
                                            Attorney-in-Fact

Dated: February 14, 2000                       /S/ JOHN V. JAGGERS
                                            -------------------------
                                            John V. Jaggers

Dated: February 14, 2000                       /S/ JOHN V. JAGGERS
                                            -------------------------
                                            Charles H. Phipps, by John V.
                                            Jaggers, Attorney-in-Fact

Dated: February 14, 2000                       /S/ JOHN V. JAGGERS
                                            -------------------------
                                            Jennifer Gill Roberts, by John V.
                                            Jaggers, Attorney-in-Fact